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                                                                   EXHIBIT 10.10


     The Registrant makes available a group long-term disability insurance program to substantially all salaried employees. The Registrant pays one-half of the premium and the employee pays one-half of the premium.

     In addition to this group long-term disability program, the Registrant has arranged for individual long-term disability policies for approximately 60 officers and management employees.

     The group long-term disability and individual executive policies together are designed to replace, in times of disability, between 90% and 100% of the base salary of the employee (excluding incentive compensation).